Washington Bancorp

                    Computation of Earnings per Common Share

                                   Exhibit 11

                                          Three Months Ended   Nine Months Ended
                                             March 31, 1997      March 31, 1997
                                          ------------------   -----------------
Computation of weighted average number
     of common shares outstanding:
Common shares outstanding at the
     beginning of the period                     657,519              657,519
Unreleased common shares held by the
     Employee Stock Ownership
     Plan (ESOP) at the beginning
     of the period .....................         (48,265)             (50,433)
Weighted average common shares
     released by the ESOP during
     the period ........................             483                1,567
Weighted average common shares
     outstanding - Stock Option Plan....           8,663                2,987
Weighted average common shares
     purchased for treasury ............         (20,471)              (6,654)
Weighted average common shares
     outstanding - Recognition
     and Retention Plan ................          19,914               11,948
                                               ---------            ---------

Weighted average number of common
     shares ............................         617,843              616,934
                                               =========            =========

Net income .............................       $ 211,009            $ 376,396
                                               =========            =========


Net income per common share ............       $    0.34            $    0.61
                                               =========            =========